Exhibit 4.1

CERTIFICATE OF DESIGNATION

OF

SERIES B CONVERTIBLE PREFERRED STOCK

OF
KULR TECHNOLOGY GROUP, INC.

to be filed with the Secretary of State
of the State of Delaware
on or about November 30, 2018

KULR TECHNOLOGY GROUP, INC. (the “Company”), a corporation organized and existing under the laws of Delaware, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Certificate of Incorporation, as amended, of the Company, and the Board of Directors of the Company, has adopted resolutions (a) authorizing the issuance of up to 31,000 shares of preferred “B” stock, $0.0001 par value per share (individually or collectively the “Preferred B Stock”), of the Company and (b) providing for the designations, preferences and relative participating, optional or other rights, and the qualifications, limitations or restrictions thereof, as follows:

1.	Stated Value. Each share of Preferred B Stock shall have a stated value of $1.00 ("Stated Value").

2.	Voting. Except as may be otherwise provided by law, holders of the Preferred B Stock shall not be entitled to voting rights and powers with respect to actions to be taken by other classes and series of stock of the Corporation.

3.	Dividend Rights. Holders of the Preferred B Stock shall not be entitled to receive dividends.

4.	Preference.

a.	In the event of any Liquidity Event, distributions to stockholders of the Corporation shall be made in the following manner: Each holder of a share of Preferred B Stock shall be entitled to receive, subject to the prior preferences and other rights of any class or series of stock of the Corporation ranking in the case of a Liquidity Event senior to the Preferred B Stock, but prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to holders of Common Stock or any other class or series of stock of the Corporation ranking in the case of a Liquidity Event junior to the Preferred B Stock, as to the distribution of assets upon any Liquidity Event, by reason of their ownership of such stock, an amount equal to the Stated Value per share of Preferred B Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) (the "Preference Amount"). In the event the funds or assets legally available for distribution to the holders of shares of Preferred B Stock are insufficient to pay in full the Preference Amount as described above, then all funds or assets available for distribution to the holders of capital stock shall be paid to the holders of Preferred B Stock pro rata based on the full Preference Amount to which they are entitled. After payment has been made to the holders of Preferred B Stock of the full Preference Amount to which such holders shall be entitled, the remaining net assets of the Corporation available for distribution, if any, shall be distributed pro rata among the holders of Common Stock. "Common Stock" means the common stock, par value $0.001 per share, of the Corporation and common stock that may hereinafter be authorized and issued by the Corporation and any share of successor or replacement stock.

b.	A "Liquidity Event" means (i) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a "Liquidation") or (ii) any sale, merger, consolidation, reorganization or other transaction which results in a Change of Control. A " Change of Control " is deemed to occur when the following have occurred and are continuing: the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of the Corporation entitling that person to exercise more than 50% of the total voting power of all stock of the Corporation entitled to vote generally in the election of directors of the Corporation (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); provided a Change of Control shall not apply to a merger effected solely for the purposes of changing the domicile or name of the Corporation.

5.	Conversion. The shares of Preferred B Stock shall be subject to the following voluntary conversion provisions:

a.	Voluntary Conversion. On or after the 181st date after the date of issuance and subject to the Ownership Limitation, a holder of Preferred B Stock, at its option, may convert all or part of its Preferred B Stock into that number of Common Stock equal to the product determined by multiplying (i) the number of shares of Preferred B Stock to be converted; and (ii) the Voluntary Conversion Ratio.

b.	Certain Definitions:

i.	“Ownership Limitation" means, upon any conversion of Preferred B Stock contemplated by this Section 5, the limitation on the beneficial ownership of Common Stock by the holder such that the number of shares of Common Stock beneficially owned by the holder shall not exceed 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of such Preferred B Stock shares or of other derivative securities issuable upon conversion of such Preferred B Stock shares.

ii.	“Voluntary Conversion Ratio” means and shall be equal to fifty (50) shares of Common Stock per one (1) share of Preferred B Stock, subject to adjustments as prescribed by Section 5(d) hereof.

c.	Mechanics of Conversion. The conversion of Preferred B Stock shall be conducted in the following manner:

i.	Holder’s Delivery Requirements. To convert Preferred B Stock into full shares of securities of the Corporation on any date (the "Conversion Date"), the holder thereof shall (A) transmit by facsimile (or otherwise deliver, including by email), for receipt on or prior to 5:00 p.m., New York time on such date, a copy of a fully executed notice of conversion (the "Conversion Notice"), to the Corporation, and (B) with respect to the final conversion of shares of Preferred B Stock held by any holder, such holder shall surrender to a common carrier for delivery to the Corporation as soon as practicable following such Conversion Date but in no event later than six (6) business days after such date the original certificates, if any, representing the shares of Preferred B Stock being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "Preferred B Stock Certificates"). Upon the Conversion Date, the rights of the holder as holder of the shares of Preferred B Stock shall cease and the person or persons in whose name or names any certificate or certificates for shares of securities of the Corporation shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of such securities represented thereby. The Corporation shall not be obligated to issue certificates evidencing the shares of securities issuable upon such conversion unless certificates evidencing such shares of Preferred B Stock so converted are either delivered to the Corporation or any such transfer agent.

ii.	Corporation’s Response. Upon receipt by the Corporation of a facsimile copy of a Conversion Notice, the Corporation shall immediately send, via facsimile or e-mail, a confirmation of receipt of such Conversion Notice to such holder and the Corporation or its designated transfer agent (the "Transfer Agent"), as applicable, shall, within three (3) business days following the date of receipt by the Corporation of the executed Conversion Notice, issue and deliver or cause to be delivered a certificate or certificates registered in the name of the holder or its designee, for the number of shares of securities to which the holder shall be entitled.

iii.	Record Holder. The person or persons entitled to receive the shares of securities of the Corporation issuable upon a conversion of the Preferred B Stock shall be treated for all purposes as the record holder or holders of such shares of securities on the Conversion Date.

d.	Adjustments of Conversion Ratio. If the Corporation (A) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock, (B) subdivides outstanding shares of Common Stock into a larger number of shares, (C) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issues by reclassification of shares of the Common Stock any shares of capital stock of the Corporation, then in each case the Voluntary Conversion Ratio shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event and the number of shares issuable upon conversion of the shares of Preferred B Stock shall be proportionately adjusted such that the aggregate and applicable conversion ratio of Preferred B Stock shall remain unchanged. Any adjustment made pursuant to this Section 5(d) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

6.	Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or e-mail or three (3) business days following being mailed by certified or registered mail, postage prepaid, return-receipt requested, addressed to the holder of record at its address appearing on the books of the Corporation.

7.	No Fractional Shares. No fractional shares of Common Stock or other securities of the Corporation or scrip representing fractional shares shall be issued upon any conversion of shares of Preferred B Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock or other securities of the Corporation as determined in good faith by the Board of Directors, or round-up to the next whole number of shares, at the Corporation’s option.

8.	Amendments. None of the terms of the Preferred B Stock set forth herein may be amended, modified or waived without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Preferred B Stock, voting together as a single class.

9.	Lost or Stolen Certificates. Upon receipt by the Corporation of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of any Preferred B Stock Certificates representing the shares of Preferred B Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Corporation and, in the case of mutilation, upon surrender and cancellation of the Preferred B Stock Certificates, the Corporation shall execute and deliver new Preferred B Stock Certificates of like tenor and date; provided, however, that the Corporation shall not be obligated to re-issue Preferred B Stock Certificates if the holder contemporaneously requests the Corporation to convert such shares of Preferred B Stock Certificates into Common Stock or other securities of the Corporation.

10.	Exclusion of Other Rights and Privileges. Except as may otherwise be required by law, the Preferred B Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designation (as such resolution may be amended from time to time pursuant to Section 8 hereof).

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate in the name and on behalf of KULR TECHNOLOGY GROUP, INC., on the 30th day of November, 2018, and the statements contained herein are affirmed as true under penalty of perjury.

KULR TECHNOLOGY GROUP, INC.

By:	/s/ Michael Mo
Michael Mo
Chief Executive Officer

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